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Willamette Industries, Inc.
1300 S.W. Fifth Ave., Ste. 3800
Portland, Oregon  97201

March 16, 2001



[addressee]

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Dear _____________:

              This letter amends and supplements the letter agreements dated April 29, 1999 and January 19, 2001, between you and Willamette Industries, Inc. ("Willamette"), relating to certain benefits following a change in control of Willamette (the "CIC Agreement"). The changes to Section 3(d)(ii) as previously in effect are marked on the enclosed copy of that section.

              1. Section 3(d)(ii) is amended to read in its entirety as follows:

              "In lieu of any further salary payments to you for the periods subsequent to the Date of Termination, an amount of severance pay equal to the Applicable Percentage (as defined below in this paragraph (ii)) multiplied by the sum of (A) your annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average of the two most recent annual incentive compensation grants (if any) made to you, or accrued to your benefit (prior to any deferrals), prior to the date the Change in Control occurs, plus
(C) the average annual matching contributions made by the Company on your behalf to the Company's Stock Purchase Plan and its 1993 Deferred Compensation Plan in respect of the two fiscal years of the Company last ended prior to the fiscal year in which the Change in Control occurs. "Applicable Percentage" means 300 percent reduced (if you are age 62 or older as of the Date of Termination) by
8.33 percent for each full month that your age exceeds 62 as of the Date of Termination.

              For purposes of this Agreement, "annual incentive compensation" includes, without limitation, annual grants of stock options, Stock Appreciation Rights (SARs) and restricted stock under the Company's 1995 Long-Term Incentive Compensation Plan, as amended and restated (the "Incentive Plan"). The value of your annual incentive compensation represented by restricted stock granted to you under the Incentive Plan during any fiscal year of the Company, will be equal to the number of Company Shares granted to you multiplied by the market value of a Company share on the grant date. The value of your annual incentive compensation represented by stock options or SARs granted to you under the Incentive Plan during any fiscal year of the Company will be equal to the number of Company Shares subject to your stock option or SAR multiplied by the value of each stock option or SAR determined as of the grant date of that option or SAR using the Black Scholes option pricing model and the market value of a Company Share on the grant date and using the following assumptions:


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              (a) The option or SAR will be assumed to be fully exercisable as of the grant date;

              (b) The option or SAR will be assumed to have an expected life equal to the average period for which options or SARs granted under the Plan have remained outstanding which is 6.4 years;

              (c) The volatility of the Company Shares underlying each option or SAR will be determined based on the simple average of four volatility calculations: (1) the daily close stock price for the three-year period preceding each stock option or SAR grant date; (2) the daily close stock price for the 52-week preceding each stock option or SAR grant date; (3) the daily close stock price for the most recent peak-to-peak stock cycle, with a duration cycle of over 1 year, preceding each stock option or SAR grant date; and (4) the daily close stock price for the most recent trough-to-trough stock cycle, with a duration cycle of over 1 year, preceding each stock option or SAR grant date. For any period of time during which the Company's Shares are being solicited in the public arena through a public tender offer or public bidding process, the volatility factor for such period will be the daily average of the S&P forest products index for the four calculations noted above.

              (d) The risk-free rate will be the yield to maturity on a U.S. Treasury note with a term of 6.4 years.

              (e) The dividend is the actual per share cash dividend paid with respect to Company Shares in the most current calendar quarter prior to the grant date, annualized.

                                            Sincerely,



                                            G. W. Hawley
                                            Executive Vice Pres., C.F.O.

ACCEPTED and agreed to by

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this _________ day of __________, 2001.


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